Exhibit 10.52

2300 NE Brookwood Pkwy.
Hillsboro, Oregon 97124

Phone:	(503) 615-9000
FAX:	(503) 615-8900

9 June 2006

Mr. Tim Dunn

[address]

Dear Tim;

I am very pleased to offer you a position with TriQuint Semiconductor, Inc. as Vice-President and General Manager of our Wireless Handset Division reporting to me. In this position you will lead our efforts managing our largest business unit. Your unquestionable integrity, solid knowledge of the semiconductor industry, impressive business acumen and strong leadership abilities make you the ideal candidate to propel TriQuint Semiconductor to the goals and objectives I have outlined for you. I am delighted with the opportunity to work with you in the coming years.

Your annual base salary will be $250,000 and you will participate in the Key Employee Incentive Plan. This year (2006), your participation in the incentive program, at 100% of target, would be equal to 15% of your base salary. This program caps at 150% of target or 22.5%. Incentive Plan participation will be prorated for 2006 and your award will be calculated in accordance with the plan guidelines. For 2007, your minimum payout will be $50,000. In addition, we will pay you a guaranteed signing bonus of $50,000 on June 15, 2007. If you terminate your employment without good reason within two years of your start date, you agree to repay the signing bonus in full.

In addition and most significant, in connection with the commencement of your employment, I have recommended to the Board of directors that a grant of options for 250,000 shares of the Company’s stock (option shares) be assigned to you. The option price will be determined on your date of hire. The options will vest over 48 months with 25% vesting on the first quarterly vest date one year from hire. You will also be eligible to participate in the annual stock option refresh program.

Change of control - In the event of a Termination Without Cause or Resignation for Good Reason at any time from the date the Board of Directors approves a transaction which, if consummated, will result in a Change in Control and continuing for twelve (12) months following the effective date of such Change in Control the furthest out twelve (12) months of unvested Option shares shall automatically become fully vested. In the event there is a Change of Control in the first 12 months following your hire date the first twelve (12) months of awarded Option shares (25% of your hire grant) shall automatically become vested in lieu of the last twelve (12) months.

Severance – in the event of Termination Without Cause or Resignation for Good Reason you shall be entitled to receive payment, starting within thirty (30) days of the date on which your employment terminates, of severance benefits equivalent to 12 months of base salary less appropriate withholdings paid monthly. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided by the Company over the 12 month period immediately following the termination. Severance benefits will discontinue immediately upon your acceptance of subsequent employment or consulting agreements. You will receive no severance benefits for Termination for Cause or Resignation Without Good Reason.

A “Change in Control” of the company shall be deemed to occur if and when (i) the Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; (ii) a sale of the stock of the company occurs, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; (iii) the Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-understanding securities of the purchasing entity.

The term “Termination for Cause” shall mean a termination of your employment by the Company for any of the following reasons: (i) intentional failure to perform assigned duties, (ii) personal dishonesty, (iii) incompetence, as measured against standards generally prevailing in the industry, (iv) willful misconduct, (v) any breach of fiduciary duty involving personal profit, (vi) willful violation of any domestic or international law, rule, regulation (other than traffic violations or similar minor offenses) or final cease and desist order, or any sexual or other harassment of others; with respect to reasons (i), (iii) and (iv) above, no Termination for Cause shall be deemed to have occurred if you have not been provided with written notice of the factual basis for the alleged failure to perform or incompetence and a thirty (30) day period to take corrective action. In determining incompetence, the act or omissions shall be measured against standards generally prevailing in the industry. A termination of your employment by the Company for any other reason than those stated in (i) through (vi) above, or under any other circumstances than those stated in this paragraph, shall be a “Termination Without Cause”.

A “Resignation for Good Reason” shall be deemed to occur if you resign your employment within sixty (60) days of the occurrence of any of the following that occur without your written consent: (i) a loss of the title of Vice President; (ii) a material reduction in duties or responsibilities; (iii) any reduction in your Base Salary or any Target Bonus (other than a reduction comparable in percentage to a reduction affecting the Company’s executives generally); (iv) any material reduction in your benefits (other than a reduction affecting the Company’s personnel generally); or (v) a Company-mandated relocation of your principal place of employment or your current principal residence by more than 50 miles from its respective Oregon location immediately prior to the resignation; provided however, that a Resignation for Good Reason shall not be effective until thirty (30) days following delivery by you of a written notice to the Company stating that you are resigning your employment and that such resignation constitutes Resignation for Good Reason. The Company may at its discretion, during the 30 day period, review the Reasons for Termination and may reverse the conduct which gave rise to Good Reason, thereby reversing the Resignation for Good Reason. A resignation of your employment for any other reason or under any other circumstances shall be a “Resignation Without Good Reason”.

TriQuint’s mandatory drug test policy requires that all new hires be tested for drugs prior to their first day of work. Therefore this offer is contingent upon passing a pre-employment drug test prior to your start date. The offer is also contingent upon a successful background check including criminal convictions, education, and employment verification.

TriQuint provides an excellent benefit package including Life, Medical, Dental and Disability insurance. This plan also has a “Section 125” option allowing you to pay all medical expenditures with pre-tax dollars. We also offer a 401(k) plan, a stock purchase plan of up to 15% of your base salary, and a profit sharing plan. You will also be eligible to participate in our non-qualified deferred comp plan.

Tim, the board, the staff and I believe this is a terrific opportunity and that you will be highly successful in leading the Division. We all look forward to your becoming a part of our team and helping us build a great company. Please indicate your acceptance of this offer by signing the enclosed copy along with the Confidentiality agreement and Background release form, and return them to me ASAP. If you have any questions, please give me a call.

Sincerely,

/s/ Ralph Quinsey
Ralph Quinsey President/CEO

I have read and understand the above offer and accept under the conditions indicated. I plan to start work on 7/17/06.

Signed:

/s/ TIMOTHY A. DUNN	6/9/06
Timothy A. Dunn	Date